[LETTERHEAD OF JONES DAY]
Exhibit 5
September 7, 2005
Axsys Technologies, Inc.
175 Capital Boulevard, Suite 103
Rocky Hill, Connecticut 06067

Re:	350,000 Shares of Common Stock $0.01 Par Value Per Share Issued Pursuant to the Axsys Technologies, Inc. Amended and Restated Long-Term Stock Incentive Plan
Ladies and Gentlemen:
     We are acting as counsel for Axsys Technologies, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to 350,000 shares of Common Stock, $0.01 par value per share, of the Company (the “Incentive Plan Shares”) pursuant to the Company’s Amended and Restated Long-Term Stock Incentive Plan (the “Incentive Plan”).
     In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Incentive Plan Shares are duly authorized and, when issued and delivered pursuant to the terms of the Incentive Plan against payment of the consideration therefor as provided therein, will be validly issued, fully paid, and nonassessable, provided that such consideration is at least equal to the stated par value of the Incentive Plan Shares.
     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Constitution of the State of Delaware and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Incentive Plan Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day